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                                  EXHIBIT 12.1

                              PROTECTION ONE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                       PROTECTION ONE
                                                     ---------------------------------------------
                                                       Year Ended      Year Ended      Year Ended
                                                        December        December        December
                                                        31, 2001        31, 2000        31, 1999
                                                     -------------   -------------   -------------
Earnings:
    Net loss                                         $     (86,048)  $     (57,171)  $     (80,736)
    Adjustments:
         Extraordinary (gain) loss                         (34,478)        (49,273)          1,691
         Consolidated provision for income taxes           (40,096)        (35,872)        (27,108)
         Fixed charges less interest income                 51,719          60,332          87,037
                                                     -------------   -------------   -------------

Earnings as adjusted (A)                                  (108,903)        (81,984)        (19,116)
                                                     =============   =============   =============

Fixed Charges:
    Interest on debt and capitalized leases                 50,947          59,322          84,691
    Amortization of deferred financing costs                   772           1,010           2,346
                                                     -------------   -------------   -------------

Fixed Charges (B)                                           51,719          60,332          87,037
                                                     =============   =============   =============

Ratio of earnings to fixed charges (A) divided by (B)        (2.11)          (1.36)          (0.22)

Deficiency of earnings to fixed charges                    160,622         142,316         106,153

                                                             PROTECTION ONE
                                                     -----------------------------
                                                       Year Ended      Year Ended
                                                        December        December
                                                        31, 1998        31, 1997
                                                     -----------------------------
Earnings:
    Net loss                                         $     (17,833)  $     (42,315)
    Adjustments:
         Extraordinary (gain) loss                          (1,591)             --
         Consolidated provision for income taxes            (3,689)        (28,405)
         Fixed charges less interest income                 56,129          33,483
                                                     -------------   -------------

Earnings as adjusted (A)                                    33,016         (37,237)
                                                     =============   =============

Fixed Charges:
    Interest on debt and capitalized leases                 55,990          33,483
    Amortization of deferred financing costs                   139              --
                                                     -------------   -------------

Fixed Charges (B)                                           56,129          33,483
                                                     =============   =============

Ratio of earnings to fixed charges (A) divided by (B)         0.59           (1.11)

Deficiency of earnings to fixed charges                     23,113          70,720